Exhibit 99.1

551 Fifth Avenue
Suite 300
New York, NY 10176
PRESS RELEASE
ABM INDUSTRIES ANNOUNCES 2011 FOURTH QUARTER AND FULL-
YEAR FINANCIAL RESULTS
Company Posts Record Revenues of $4.2 Billion; Meets EPS Guidance; Raises Dividend

	Quarter Ended			Year Ended
(in millions, except per share data)	October 31,		Increase	October 31,		Increase
(unaudited)	2011	2010	(Decrease)	2011	2010	(Decrease)

Revenues	$1,081.3	$901.4	20.0%	$4,246.8	$3,495.7	21.5%

Net cash provided by continuing operating activities	$74.2	$67.8	9.4%	$156.8	$140.7	11.4%

Income from continuing operations	$18.2	$21.4	(15.0)%	$68.7	$63.9	7.5%
Income from continuing operations per diluted share	$0.33	$0.41	(19.5)%	$1.27	$1.21	5.0%

Net income	$18.0	$21.8	(17.4)%	$68.5	$64.1	6.9%
Net income per diluted share	$0.33	$0.41	(19.5)%	$1.27	$1.21	5.0%

Adjusted income from continuing operations	$20.4	$22.6	(9.7)%	$75.0	$70.5	6.4%
Adjusted income from continuing operations per diluted share	$0.37	$0.43	(14.0)%	$1.39	$1.34	3.7%

Adjusted EBITDA	$51.3	$47.9	7.1%	$184.0	$155.9	18.0%
(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “Adjusted Income from Continuing Operations”, and “Adjusted Income from Continuing Operations per Diluted Share” (or “Adjusted EPS”). Refer to the accompanying financial tables for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)
NEW YORK, NY — December 13, 2011 — ABM Industries Incorporated (NYSE:ABM) today announced financial results for the fiscal 2011 fourth quarter and full year. Revenues for the fourth quarter of fiscal year 2011 reached a record $1.08 billion, a 20% increase compared to fourth quarter of fiscal year 2010 revenues of $901.4 million, driven primarily by acquisitions. Income from continuing operations for the quarter was $18.2 million compared to $21.4 million for the fourth quarter of fiscal year 2010, primarily reflecting the impact of increased labor expense from one additional workday as well as higher taxes from the reduced availability of employment-based tax credits compared to the year-ago quarter. Net cash flow from continuing operations for the fourth quarter of fiscal year 2011 increased 9.4% to $74.2 million. For the full year, the Company reported a 21.5% increase in revenues to $4.2 billion compared to $3.5 billion for fiscal year 2010, driven by acquisitions. Income from continuing operations increased to $68.7 million, or $1.27 per diluted share, compared to $63.9 million, or $1.21 per diluted share, for the 2010 fiscal year. Adjusted income from continuing operations increased to $75.0 million, or $1.39 per diluted share, compared to $70.5 million, or $1.34 per diluted share, in fiscal year 2010.
Fourth Quarter Results
“Even in the face of continuing economic headwinds, ABM continues to deliver strong results,” said Henrik Slipsager, president and chief executive officer, ABM Industries. “The businesses we acquired helped drive a record $1.08 billion in quarterly revenues, our fourth consecutive quarter with revenues in excess of $1 billion and a 20% increase compared to the year-ago quarter. All four Divisions produced higher revenues year-over-year as the successful integration of the companies we acquired continues to help drive overall top line growth and increased profitability for the Company. Income in the quarter was impacted by the increased labor expense from one additional workday and higher taxes compared to the year-ago quarter. We achieved net cash flow from continuing operations of $74.2 million, a 9.4% increase compared to the fourth quarter of 2010.”
For the quarter, Janitorial revenue increased by 1.4% year-over-year while operating profit declined 8.4%, driven by higher labor costs resulting from the additional workday. Engineering revenues grew by 149.0% over the 2010 fourth quarter and profits by 41.4%, primarily reflecting the contributions of Linc. Parking revenues were 19.3% higher than the year-before quarter and profits were up by 11.2%, driven by results from the L&R acquisition. Security increased revenues by 3.1% while profit fell by 6.8%, primarily the result of price compression.
Year in Review
Slipsager added: “The successful integration of Linc was one of the year’s highlights and we are proud that, as promised, Linc was slightly accretive to ABM’s earnings in fiscal 2011, excluding acquisition costs. For the year, each Division generated higher year-over-year revenues and profitability. On operating profit, Engineering grew by more than 45%, reflecting the contribution of Linc. Janitorial grew revenues and operating profit over 2010, despite the additional workday, higher state unemployment insurance expense and increased fuel costs for the year. As a result of our continued focus on our long-term strategy, we achieved an 18% increase in adjusted EBITDA to $184 million for the year, which reflects a doubling of adjusted EBITDA in the past four years, despite one of the worst economic periods in history.”
“From a cash-flow perspective, we achieved one of our strongest fiscal years — including $156.8 million in cash flow from continuing operations,” said executive vice president and chief financial officer James Lusk. “Also, we reduced borrowings since the Linc acquisition by more than $150 million to $300 million at October 31, 2011, and lowered our adjusted EBITDA leverage ratio to approximately 1.6x from 2.5x.”
Slipsager concluded: “We ended the year well-positioned as we have leveraged our acquisitions to increase sales, expand our service capabilities and extend our market reach. We look forward to the 2012 fiscal year to continue executing on our long-term strategic plans and launching new initiatives to drive future growth in key vertical markets.”

Dividend
The Company also announced that the Board of Directors has declared a first quarter cash dividend of $0.145 per common share — which is a 4% increase — payable on February 6, 2012 to stockholders of record on January 5, 2012. This will be ABM’s 183rd consecutive quarterly cash dividend.
Guidance
Given the continuing macro-economic conditions, the Company is estimating that full fiscal year 2012 income from continuing operations per diluted share will be in the range of $1.26 to $1.36 and adjusted income from continuing operations per diluted share, for the same period, will be in the range of $1.40 to $1.50. Fiscal year 2012 will have one extra day compared to fiscal 2011, which will occur in the 2012 third quarter and is expected to impact earnings per diluted share by $0.04 to $0.05. In addition, the effective tax rate for fiscal year 2012 is expected to be in the range of 39% to 41%, from 35% in fiscal year 2011.
Earnings Webcast
On Wednesday, December 14, at 9:00 a.m. (EST), ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager and executive vice president and chief financial officer James Lusk. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Presentations” tab.
The webcast will be accessible at: http://investor.abm.com/eventdetail.cfm?eventid=106581
Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 877-664-7395 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 855-859-2056 and then entering ID #34160866.
Earnings Webcast Presentation
In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Presentations” tab.
About ABM Industries Incorporated
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is a leading provider of integrated facility services. With fiscal 2011 revenues of approximately $4.2 billion and nearly 100,000 employees, ABM provides commercial cleaning and maintenance, facility engineering, energy efficiency, parking and security services for thousands of commercial, industrial, government and retail clients across the United States and various international locations. ABM’s business services include ABM Janitorial Services, ABM Facility Services, ABM Engineering Services, Ampco System Parking and ABM Security Services. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These factors include but are not limited to the following: (1) our acquisition strategy may adversely impact our results of operations as we may not be able to achieve anticipated results from any given acquisition and activities relating to integrating the acquired business may divert management’s focus on operational matters; (2) we are subject to intense competition that can constrain our ability to gain business, as well as our profitability; (3) any increases in costs that we cannot pass on to clients could affect our profitability; (4) we have high deductibles for certain insurable risks, and, therefore are subject to volatility associated with those risks; (5) we primarily provide our services pursuant to agreements which are cancelable by either party upon 30 to 90 days’ notice; (6) our success depends on our ability to preserve our long-term relationships with clients; (7) our international business exposes us to additional risks, including risks related to compliance with both U.S. and foreign laws; (8) we conduct some of our operations through joint ventures and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations or the improper conduct of employees, joint venture partners or agents; (9) significant delays or reductions in appropriations for our government contracts may negatively affect our business, and could have a material adverse effect on our financial position, results of operations or cash flows; (10) we incur significant accounting and other control costs that reduce profitability; (11) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (12) deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, could reduce our earnings and adversely affect our financial condition; (13) financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results; (14) our ability to operate and pay our debt obligations depends upon our access to cash; (15) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (16) uncertainty in the credit markets may negatively impact our costs of borrowing, our ability to collect receivables on a timely basis and our cash flow; (17) any future increase in the level of debt or in interest rates can affect out results of operations; (18) an impairment charge could have a material adverse effect on our financial condition and results of operations; (19) we are defendants in a number of class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; (20) federal health care reform legislation may adversely affect our business and results of operations; (21) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations and financial results; (22) labor disputes could lead to loss of revenues or expense variations; (23) we participate in multi-employer defined benefit plans which could result in substantial liabilities being incurred; and (24) natural disasters or acts of terrorism could disrupt services.
Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 and in other reports the Company files from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information
To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations, as adjusted for items impacting comparability, for the fourth quarter and full year of fiscal years 2011 and 2010. The Company also presents guidance for fiscal year 2012, as adjusted. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the fourth quarter and full year of fiscal years 2011 and 2010. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)
Contact:

Investors & Analysts:	David Farwell	Media:	Tony Mitchell
	(212) 297-9792		(212) 297-9828
	dfarwell@abm.com		tony.mitchell@abm.com
###

Financial Schedules
ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Quarter Ended October 31,		Increase
(In thousands, except per share data)	2011	2010	(Decrease)

Revenues	$1,081,343	$901,373	20.0%
Expenses
Operating	959,592	803,719	19.4%
Selling, general and administrative	82,356	58,783	40.1%
Amortization of intangible assets	5,975	3,113	91.9%

Total expenses	1,047,923	865,615	21.1%

Operating profit	33,420	35,758	(6.5)%
Income from unconsolidated affiliates, net	1,130	—	NM *
Interest expense	(3,328)	(1,098)	203.1%

Income from continuing operations before income taxes	31,222	34,660	(9.9)%
Provision for income taxes	(13,040)	(13,222)	(1.4)%

Income from continuing operations	18,182	21,438	(15.2)%
(Loss) income from discontinued operations, net of taxes	(134)	368	NM *

Net Income	$18,048	$21,806	(17.2)%

Net Income Per Common Share — Basic
Income from continuing operations	$0.34	$0.42	(19.0)%
(Loss) income from discontinued operations, net of taxes	—	—	NM *

Net Income	$0.34	$0.42	(19.0)%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.33	$0.41	(19.5)%
(Loss) income from discontinued operations, net of taxes	—	—	NM *

Net Income	$0.33	$0.41	(19.5)%

*	Not Meaningful

Average Common And Common Equivalent Shares
Basic	53,331	52,490
Diluted	54,158	53,369

Dividends Declared Per Common Share	$0.145	$0.135

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Year Ended October 31,		Increase
(In thousands, except per share data)	2011	2010	(Decrease)

Revenues	$4,246,842	$3,495,747	21.5%
Expenses
Operating	3,781,264	3,134,018	20.7%
Selling, general and administrative	324,762	241,526	34.5%
Amortization of intangible assets	23,248	11,364	104.6%

Total expenses	4,129,274	3,386,908	21.9%

Operating profit	117,568	108,839	8.0%
Other-than-temporary impairment losses on auction rate security:
Impairments recognized in other comprehensive income	—	(127)	NM *
Income from unconsolidated affiliates, net	3,915	—	NM *
Interest expense	(15,805)	(4,639)	240.7%

Income from continuing operations before income taxes	105,678	104,073	1.5%
Provision for income taxes	(36,980)	(40,203)	(8.0)%

Income from continuing operations	68,698	63,870	7.6%
(Loss) income from discontinued operations, net of taxes	(194)	251	NM *

Net Income	$68,504	$64,121	6.8%

Net Income Per Common Share — Basic
Income from continuing operations	$1.29	$1.23	4.9%
(Loss) income from discontinued operations, net of taxes	—	—	NM *

Net Income	$1.29	$1.23	4.9%

Net Income Per Common Share — Diluted
Income from continuing operations	$1.27	$1.21	5.0%
(Loss) income from discontinued operations, net of taxes	—	—	NM *

Net Income	$1.27	$1.21	5.0%

*	Not Meaningful

Average Common And Common Equivalent Shares
Basic	53,121	52,117
Diluted	54,103	52,908

Dividends Declared Per Common Share	$0.565	$0.540

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Quarter Ended October 31,
(In thousands)	2011	2010
Net cash provided by continuing operating activities	74,248	67,787
Net cash provided by discontinued operating activities	905	1,787

Net cash provided by operating activities	$75,153	$69,574

Net cash used in investing activities	$(4,847)	$(39,928)

Proceeds from exercises of stock options (including income tax benefit)	189	5,210
Dividends paid	(7,466)	(7,101)
Deferred financing costs paid	(30)	—
Borrowings from line of credit	145,000	149,500
Repayment of borrowings from line of credit	(210,000)	(159,000)
Changes in book cash overdrafts	(11,146)	(11,711)

Net cash used in financing activities	$(83,453)	$(23,102)

	Year Ended October 31,
(In thousands)	2011	2010
Net cash provided by continuing operating activities	156,800	140,746
Net cash provided by discontinued operating activities	3,190	9,118

Net cash provided by operating activities	$159,990	$149,864

Acquisition of Linc (net of cash acquired)	(290,253)	—
Other investing	(17,159)	(87,860)

Net cash used in investing activities	$(307,412)	$(87,860)

Proceeds from exercises of stock options (including income tax benefit)	9,708	11,376
Dividends paid	(29,744)	(28,152)
Deferred financing costs paid	(5,021)	—
Borrowings from line of credit	885,500	448,000
Repayment of borrowings from line of credit	(726,000)	(480,000)
Changes in book cash overdrafts	—	(7,935)

Net cash provided by (used in) financing activities	134,443	$(56,711)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,	October 31,
(In thousands)	2011	2010

Assets
Cash and cash equivalents	$26,467	$39,446
Trade accounts receivable, net	552,098	450,513
Prepaid income taxes	7,205	1,498
Current assets of discontinued operations	1,992	4,260
Prepaid expenses	41,823	41,306
Notes receivable and other	52,756	20,402
Deferred income taxes, net	40,565	46,193
Insurance recoverables	10,851	5,138

Total current assets	733,757	608,756

Non-current assets of discontinued operations	216	1,392
Insurance deposits	35,974	36,164
Other investments and long-term receivables	5,798	4,445
Deferred income taxes, net	30,948	51,068
Insurance recoverables	59,759	70,960
Other assets	43,178	37,869
Investments in auction rate securities	15,670	20,171
Investments in unconsolidated affiliates, net	14,423	—
Property, plant and equipment, net	60,009	58,088
Other intangible assets, net	128,994	65,774
Goodwill	750,872	593,983

Total assets	$1,879,598	$1,548,670

Liabilities
Trade accounts payable	$130,464	$78,928
Accrued liabilities
Compensation	112,233	89,063
Taxes — other than income	19,144	17,663
Insurance claims	78,828	77,101
Other	102,220	70,119
Income taxes payable	307	977

Total current liabilities	443,196	333,851
Income taxes payable	38,236	29,455
Line of credit	300,000	140,500
Retirement plans and other	39,707	34,626
Insurance claims	262,573	271,213

Total liabilities	1,083,712	809,645

Stockholders’ Equity	795,886	739,025

Total liabilities and stockholders’ equity	$1,879,598	$1,548,670

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Quarter Ended October 31,		Increase
(In thousands)	2011	2010	(Decrease)
Revenues
Janitorial	$596,638	$588,561	1.4%
Engineering	241,323	96,913	149.0%
Parking	153,363	128,585	19.3%
Security	89,747	87,040	3.1%
Corporate	272	274	(0.7)%

	$1,081,343	$901,373	20.0%

Operating Profit
Janitorial	$35,679	$38,967	(8.4)%
Engineering	9,214	6,516	41.4%
Parking	7,458	6,705	11.2%
Security	2,957	3,174	(6.8)%
Corporate	(21,888)	(19,604)	(11.7)%

Operating profit	33,420	35,758	(6.5)%
Income from unconsolidated affiliates, net	1,130	—	NM *
Interest expense	(3,328)	(1,098)	203.1%

Income from continuing operations before income taxes	$31,222	$34,660	(9.9)%

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Year Ended October 31,		Increase
(In thousands)	2011	2010	(Decrease)
Revenues
Janitorial	$2,380,195	$2,306,098	3.2%
Engineering	899,381	382,629	135.1%
Parking	615,679	469,398	31.2%
Security	350,377	336,249	4.2%
Corporate	1,210	1,373	(11.9)%

	$4,246,842	$3,495,747	21.5%

Operating Profit
Janitorial	$140,621	$140,007	0.4%
Engineering	33,384	22,931	45.6%
Parking	24,257	22,738	6.7%
Security	7,968	7,487	6.4%
Corporate	(88,662)	(84,324)	(5.1)%

Operating profit	117,568	108,839	8.0%
Other-than-temporary impairment losses on auction rate security:
Impairments recognized in other comprehensive income	—	(127)	NM *
Income from unconsolidated affiliates, net	3,915	—	NM *
Interest expense	(15,805)	(4,639)	240.7%

Income from continuing operations before income taxes	$105,678	$104,073	1.5%

*	Not Meaningful

ABM Industries Incorporated and Subsidiaries
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Quarter Ended October 31,		Year Ended October 31,
	2011	2010	2011	2010

Reconciliation of Adjusted Income from Continuing Operations to Net Income

Adjusted income from continuing operations	$20,377	$22,624	$74,962	$70,541
Items impacting comparability, net of taxes	(2,195)	(1,186)	(6,264)	(6,671)

Income from continuing operations	18,182	21,438	68,698	63,870

(Loss) income from discontinued operations	(134)	368	(194)	251

Net income	$18,048	$21,806	$68,504	$64,121

Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations

Adjusted income from continuing operations	$20,377	$22,624	$74,962	$70,541

Items impacting comparability:

Linc purchase accounting	—	—	(838)	—
Corporate initiatives and other (a)	(2,924)	—	(3,252)	(1,869)
Insurance adjustments	223	(1,216)	(856)	(1,216)
Litigation and other settlements	355	—	1,402	(5,406)
Acquisition costs	(780)	(716)	(6,092)	(2,374)

Total items impacting comparability	(3,126)	(1,932)	(9,636)	(10,865)
Income taxes benefit	931	746	3,372	4,194

Items impacting comparability, net of taxes	(2,195)	(1,186)	(6,264)	(6,671)

Income from continuing operations	$18,182	$21,438	$68,698	$63,870

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA	$51,339	$47,933	$184,023	$155,892

Items impacting comparability	(3,126)	(1,932)	(9,636)	(10,865)
Discontinued operations	(134)	368	(194)	251
Income tax	(13,040)	(13,222)	(36,980)	(40,203)
Interest expense	(3,328)	(1,098)	(15,805)	(4,639)
Depreciation and amortization	(13,663)	(10,243)	(52,904)	(36,315)

Net income	$18,048	$21,806	$68,504	$64,121

(a)
Corporate initiatives for the three months and year ended October 2011 includes the integration costs associated with The Linc Group (TLG). Corporate initiatives for the year ended October 2010 includes: (i) costs associated with the implementation of a new payroll and human resources information system, (ii) the upgrade of the Company’s accounting system, (iii) the completion of the corporate move from San Francisco, and (iv) the integration costs associated with OneSource.

(Continued)
Reconciliation of Adjusted Income from Continuing Operations per Diluted
     Share to Income from Continuing Operations per Diluted Share (Unaudited)

	Quarter Ended October 31,		Year Ended October 31,
	2011	2010	2011	2010

Adjusted income from continuing operations per diluted share	$0.37	$0.43	$1.39	$1.34

Items impacting comparability, net of taxes	(0.04)	(0.02)	(0.12)	(0.13)

Income from continuing operations per diluted share	$0.33	$0.41	$1.27	$1.21

Diluted shares	54,158	53,369	54,103	52,908

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA LEVERAGE RATIO (UNAUDITED) (in thousands)

LEVERAGE RATIO — Post Linc Acquisition

(1) Outstanding borrowings *	$452,461

(2) Adjusted EBITDA **	$184,023

Ratio of (1) to (2)	2.46

LEVERAGE RATIO — October 31, 2011

(1) Outstanding borrowings *	$300,000

(2) Adjusted EBITDA **	$184,023

Ratio of (1) to (2)	1.63

*	Outstanding borrowings immediately following the acquisition of Linc on December 1, 2010.

**	Adjusted EBITDA for trailing twelve months as of October 31, 2011 (for comparison purposes).

ABM Industries Incorporated and Subsidiaries
Reconciliation of Estimated Adjusted Income from Continuing Operations per Diluted Share to
Income from Continuing Operations per Diluted Share for the Year Ending October 31, 2012

	Year Ending October 31, 2012
	Low Estimate	High Estimate
	(per diluted share)

Adjusted income from continuing operations per diluted share	$1.40	$1.50

Adjustments to income from continuing operations (a)	$(0.14)	$(0.14)

Income from continuing operations per diluted share	$1.26	$1.36

(a)	Adjustments to income from continuing operations are expected to include rebranding costs and other unqiue items impacting comparability.